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Exhibit 99.1

PRESS RELEASE

Contact:	Timothy McGarrity, Investor Relations—(215) 761-6130
Wendell Potter, Media Relations—(215) 761-4450

CIGNA Corporation Announces the Appointment of Donna F. Zarcone and William D. Zollars to its Board of Directors

-- Sets April 27, 2005 as Date for Annual Meeting of Shareholders --

Philadelphia, February 1, 2005 — CIGNA Corporation (NYSE: CI) today announced the appointment of Donna F. Zarcone, effective February 11, and William D. Zollars, effective February 25, to the company’s board of directors for terms expiring in April 2007 and April 2005, respectively.  The company also announced that Charles R. Shoemate will be retiring from the board at the 2005 Annual Meeting of Shareholders after 13 years of service and that Joseph Neubauer, who has served on the board for six years, will not stand for re-election at that meeting.

Ms. Zarcone joined Harley-Davidson Financial Services, Inc., the financial subsidiary of Harley-Davidson, Inc., in 1994 and has served as president and chief operating officer of the company since 1998. Harley-Davidson Financial Services provides wholesale and retail financing, insurance and credit card programs to Harley-Davidson dealers and riders in the United States, Canada, and select European countries. From 1987 to 1994, Zarcone held senior financial positions, including executive vice president, chief financial officer and treasurer at Chrysler Systems Leasing, Inc., a subsidiary of Chrysler Financial Corporation. She is a 1979 graduate of Illinois State University with a degree in accounting, and also is a Certified Public Accountant. She received her M.B.A. from the University of Chicago Graduate School of Business in 1987.

Mr. Zollars has served since 1999 as chairman, president and chief executive officer of Yellow Roadway Corporation, a holding company whose subsidiaries provide regional, national and international transportation and related services. Prior to joining Yellow Roadway in 1996, he was senior vice president of marketing and sales at a subsidiary of Ryder System, Inc., and, from 1970 to 1994, held several management positions at Eastman Kodak Company. He is a 1969 graduate in economics of the University of Minnesota.

“CIGNA’s board of directors is pleased to be joined by these two outstanding and seasoned business executives,” said H. Edward Hanway, chairman and chief executive officer of CIGNA Corporation. “Ms. Zarcone’s financial and operational, and Mr. Zollars’ strategic and marketing, experience and leadership will be invaluable to our company as we continue to deliver consistent performance and build on our strong foundation to grow our businesses. At the same time, I want to thank Dick Shoemate and Joe Neubauer for many outstanding years of service to the corporation. Each has provided the corporation with excellent advice and wise counsel, and our shareholders have benefited greatly from their presence on our Board,” Mr. Hanway said.

In addition, CIGNA's board of directors set February 28, 2005, as the record date for shareholders entitled to vote at the company’s annual meeting of shareholders. The meeting will be held at The Gregg Conference Center at the American College of Insurance, Bryn Mawr, Pa., at 3:30 p.m. on Wednesday, April 27, 2005.

The board also determined that four directors will be elected and nominated Peter N. Larson, Carol Cox Wait and William D. Zollars for re-election to three-year terms that expire in 2008 and Marilyn Ware for re-election to a one-year term that will expire in 2006. The company said that Ms. Ware has advised the company that it is her intention not to stand for re-election at the 2006 Annual Meeting after 12 years on the board.

As a Business of Caring, CIGNA provides employers with benefits programs, expertise and services that improve the health, well-being and productivity of their employees. Serving millions of customers, clients and members in the United States and around the globe, CIGNA's operating subsidiaries offer a full portfolio of medical, dental, behavioral health, pharmacy and vision care benefits; group life, accident and disability insurance, and health care coverages for expatriate employees. For more information: http://www.cigna.com.

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